Exhibit 99.1 ADT Appoints William M. Lewis Jr. to the Company’s Board of Directors BOCA RATON, Fla. (June 16, 2022) – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today announced the appointment of William M. (“Bill”) Lewis Jr. to the company’s board of directors as a Class II director with a term expiring at the 2025 annual meeting. “We are pleased to welcome Bill to our board of directors,” said ADT’s Chairman, Marc Becker. “Bill has deep experience providing financial counsel to growth companies in a wide range of industries. He brings broad new perspective to the ADT board as it develops and grows safe, smart, and sustainable customer solutions.” “It’s a pleasure to join ADT’s board of directors and be part of this iconic company’s exciting future,” Lewis said. “The smart home and rooftop solar markets are primed for growth, with exciting new innovations and ideal market conditions that set the stage for ADT to achieve strong growth and positive results.” Lewis was designated by Apollo and will replace Matthew Nord, who has retired from the Board. Lewis joined Apollo in 2021 as a senior partner, where he sources and executes investment opportunities across the firm’s private equity business. Prior to Apollo, he was managing director and chairman of investment banking at Lazard, where he spent more than 17 years advising global corporations on financial matters. Before Lazard, Lewis held leadership roles at Morgan Stanley for 24 years. Lewis serves on the boards of non-profit organizations including Uncommon Schools, New York Presbyterian Hospital, the New York City Police Foundation, the Posse Foundation, the National Constitution Center, the Economic Club of New York and Echoing Green. In addition to his not-for-profit activities, he serves on the board of Lazard Ltd., Ariel Alternatives, LLC and formerly served on the boards of Freddie Mac and Darden Restaurants. ### ABOUT ADT ADT provides safe, smart, and sustainable solutions for people, homes, and businesses. Through innovative offerings, unrivaled safety, and a premium customer experience, all delivered by the largest network of smart home security and rooftop solar professionals in the U.S., we empower people to protect and connect to what matters most. For more information, visit www.adt.com. FORWARD-LOOKING STATEMENTS ADT has made statements in this press release that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this press release are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this press release. Media and Investor Contacts: Investor Relations investorrelations@adt.com Tel: 888-238-8525 Media Relations Paul Wiseman paulwiseman@adt.com 561-356-6388